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EXHIBIT 5.1

Law Offices of Richard A. Mata
3129 S. Hacienda Blvd., Suite 501
Hacienda Heights, CA 91745

                               September 11, 2001

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

     Re:     Senior Care Industries, Inc.

Ladies and Gentlemen:

     This office represents Senior Care Industries, Inc., a Nevada corporation (the "Registrant") in connection with the Registration Statement on Form S-4 whereby Senior Care will be issuing 1 share of Senior Care common stock for every 3 shares of Tri-National Development common stock tendered plus one warrant which is convertible into common stock upon the payment of the warrant fee of $1 to Senior Care by the warrant holder. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the common stock and warrants issued as a result thereof, when registered, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the Offer of the Securities in such states.

                                    Very truly yours,

                                    /s/ Richard A. Mata
                                    ----------------------
                                    Richard A. Mata
                                    Attorney at Law